Nicolas Party
(b. 1980)



This painting represents one of Party's most popular style—five of Nicolas Party's top ten auction records are still life compositions with fruit.

INVESTMENT THESIS

Initial Offering Price
$944,000

Offering Circular
sec.gov

Similar Sales | Record Price



$3.0m
$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
19
20
21
22
23

Price Appreciation of Similar Works
69.9%

Sharpe Ratio (2018-2023) watch video

Nicolas Party	Not enough data
S&P 500	0.57

91% Progress

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Nicolas Party

(b. 1980)

Why we like this offering

1. The Artwork is a prime example of Nicolas Party's still life pastel paintings in his popular purple palette.
2. Auction records for works similar in scale and style are led by *Winter Trees* (2017), which sold for $2,373,275 at Christie's in November 2023, and *Still Life* (2014), which sold for $2,121,242 at Christie's in May 2022.
3. Five of Nicolas Party's top ten auction records are still life compositions with fruit.
4. The Artwork is fresh to market after remaining in the same private collection since it was originally acquired in 2016 from The Modern Institute in Glasgow.
5. The Artwork combines two recurring motifs in Nicolas Party's oeuvre: teapots and fruit. Purple peaches are specifically featured in multiple works from 2016 and 2017.
6. Party's popularity is reflected in his record secondary market activity last year, ranking 78 worldwide by annual auction turnover in 2023, with total sales exceeding $25 million with Buyers Premium according to Artprice.
7. Nicolas Party is represented internationally by Hauser & Wirth and Karma Gallery. Party has been the subject of solo exhibitions at the Montreal Museum of Fine Arts, Le Consortium in Dijon, MASI Lugano, the FLAG Art Foundation in New York, M WOODS in Beijing, and the Magritte Museum in Brussels, among many others.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$20,608,256	27	$5,525,333

Turnover by Year



17M
12.7M
8.5M
4.2M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
64
48
32
16
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$944,000**
Offering Circular	sec.gov/edgar

Painting





About Nicolas Party

Nicolas Party (b. 1980, Lausanne, Switzerland) is a world-renowned contemporary artist best known for his whimsical portraits, still lifes, and landscapes created with vibrant soft pastels. The verdant landscape of Switzerland inspired Party at a young age to pursue art in the tradition of European landscape painters. His preference for working with soft pastels speaks to his reverence for traditional art-making techniques, particularly the influence of the eighteenth-century artist Rosalba Carriera who popularized soft pastels as a medium of serious portraiture.

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NICOLAS PARTY

b. 1980, SWITZERLAND



Pastel on canvas | 42 × 32 in.

Nicolas Party is a world-renowned contemporary artist best known for his whimsical portraits, still lifes, and landscapes created with vibrant soft pastels.

$944,000
INITIAL OFFERING

69.9%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

211.7%
RECORD PRICE APPRECIATION[3]

The Artwork is a prime example of Nicolas Party's still life pastel paintings in his popular purple palette. The Artwork combines two recurring motifs in Nicolas Party's oeuvre: teapots and fruit. Purple peaches are specifically featured in multiple works from 2016 and 2017. Teapots are especially interesting to Nicolas Party, because they contain something not visible to the viewer. Party uses pots as a metaphor for painting, explaining: "You don't paint what's inside the pot, what's hidden within it. Painting is forced to describe the appearance of things, the surface." In Nicolas Party's monograph published by Phaidon, curator Ali Subotnick describes the composition "like a litter of puppies looking up to mom to nurse them." Five of Nicolas Party's top ten auction records according to Artprice are still life compositions with fruit. The Artwork is a vertically-oriented pastel on canvas still life composition dominated by a large white teapot surrounded by small peaches in various shades of purple on a gray table against a teal background. Auction records for works similar in scale and style are led by Winter Trees (2017), which sold for $2,373,275 (HKD 18,525,000) at Christie's Hong Kong on November 29, 2023, and Still Life (2014), which sold for $2,121,242 (HKD 16,650,000) at Christie's Hong Kong on May 27, 2022.

Nicolas Party is represented internationally by Hauser & Wirth and Karma Gallery. The artist has been the subject of solo exhibitions at the Montreal Museum of Fine Arts, Le Consortium in Dijon, MASI Lugano, the FLAG Art Foundation in New York, M WOODS in Beijing, and the Magritte Museum in Brussels, among many other prestigious institutions. His work is also held in numerous permanent collections around the world, including the Morgan Library & Museum in New York, the Hirshhorn Museum and Sculpture Garden in Washington, DC, the Los Angeles County Museum of Art, the Museum of Fine Arts in Houston, Masahiro Maki Foundation in Tokyo, Kunsthaus Zurich, the Long Museum in Shanghai, Royal Museum of Fine Arts in Brussels, National Galleries of Scotland in Edinburgh, the Roche Art Collection in Basel, and Rubell Family Collection in Miami. In 2022, Phaidon published an extensive monograph on the artist with texts by Stéphane Aquin, Stefan Banz, Ali Subotnick, and Melissa Hyde. His popularity is reflected in the secondary market, ranking 109 worldwide with an annual turnover of $11,817,215 according to Artprice's Turnover 2023. Party's auction records are led by Blue sunset (2018), which sold for $6,667,293 (HKD 52,050,000) at Christie's Hong Kong on November 30, 2022, Still Life (2015), which sold for $4,990,125 (HKD 39,095,000) at Christie's Hong Kong on May 28, 2023, and Landscape (2021), which sold for $3,270,000 at Christie's New York on November 9, 2021.

PARTY'S AUCTION RECORDS ARE LED BY BLUE SUNSET (2018), WHICH SOLD FOR $6,667,293 (HKD 52,050,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 30, 2022, STILL LIFE (2015), WHICH SOLD FOR $4,990,125 (HKD 39,095,000) AT CHRISTIE'S HONG KONG ON MAY 28, 2023, AND LANDSCAPE (2021), WHICH SOLD FOR $3,270,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$2,881,502
$2,373,275
$2,121,242
$1,966,143
$1,724,000
$1,679,355
$1,191,583
$780,616
$250,000
1/1/2020
1/1/2021
1/1/2022
1/1/2023
Implied Historical Growth

Nicolas Party (b. 1980, Lausanne, Switzerland) is a world-renowned contemporary artist best known for his whimsical portraits, still lifes, and landscapes created with vibrant soft pastels. As a teenager in the 1990s, Party expressed his creativity through graffiti while simultaneously developing a traditional painting practice. The verdant landscape of Switzerland inspired him to pursue art in the tradition of European landscape painters like Félix Vallotton, Ferdinand Hodler, and Hans Emmenegger. Party attended the Lausanne School of Art from 2001 to 2004 and went on to receive his Master's of Fine Arts from the Glasgow School of Art between 2007 and 2009. Throughout his studies, Party's sources of inspiration expanded to include other art movements, such as Renaissance, Romanticism, Surrealism, and 20th-century figurative painting. His preference for working with soft pastels speaks to his reverence of traditional art-making techniques, particularly the influence of the eighteenth-century artist Rosalba Carriera who popularized soft pastels as a medium of serious portraiture. In 2010, Party held his first solo exhibition at La Placette in Lausanne, which was quickly followed by exhibitions throughout Europe and the United Kingdom. In 2012, he held his first solo exhibition in New York at the Swiss Institute. Party describes his artworks like characters in a play and his exhibition like a stage set, creating murals that frame his hung works and introducing sculptures into the space to complete his metaphor. In 2019, the FLAG Art Foundation commissioned Party to harness his immersive exhibition design for an installation that paired works from their permanent collection with original pastel murals. Party currently lives and works between New York and Brussels.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Nicolas Party with the following criteria: All works on canvas or linen under 60 inches by 60 inches; excluding works on cardboard or paper, works with elaborate compositions, and portraits. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 69.9% CAGR implied from selected sales occurring from September 27, 2019, to November 29, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Nicolas Party have a record price compound annual growth rate ("CAGR") of 211.7% from June 15, 2016 to December 31, 2023. This calculation is based on (i) a record price of $1,037 on June 15, 2016, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,525,333, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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